                                 CERTIFICATE OF

                     DESIGNATIONS, PREFERENCES AND RIGHTS OF

                     SERIES A CONVERTIBLE PREFERRED STOCK OF

                        BEI MEDICAL SYSTEMS COMPANY, INC.

     The Designations (this "Certificate of Designations) of this series, which consists of 1,114,485 shares of Preferred Stock, par value $.001 per share, of BEI Medical Systems Company, Inc., a Delaware corporation (the "Company"), is the Series A Convertible Preferred Stock (the "Series A Preferred Stock") and the "ORIGINAL ISSUE PRICE" of the Series A Preferred Stock shall be $3.75 per share. The rights, preferences, privileges, restrictions and other matters relating to the Series A Preferred Stock are as follows:

          1. DIVIDEND RIGHTS. In the event dividends are paid on any share of Common Stock, an additional dividend shall be paid with respect to all outstanding shares of Series A Preferred Stock in an amount equal per share (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock. The provisions of this Section 1 shall not, however, apply to (i) a dividend payable in Common Stock, (ii) the acquisition of shares of any other stock of the Company ("Junior Stock") in exchange for shares of any other Junior Stock or (iii) any repurchase of any outstanding securities of the Company that is approved by the Company's Board of Directors.

          2.   VOTING RIGHTS.

               (a) GENERAL RIGHTS. Except as otherwise provided herein or as required by law, the Series A Preferred Stock shall be voted equally with the shares of the Common Stock of the Company and not as a separate class, at any annual or special meeting of stockholders of the Company, and may act by written consent in the same manner as the Common Stock, in either case upon the following basis: each holder of shares of Series A Preferred Stock shall be entitled to such number of votes as shall be equal to the whole number of shares of Common Stock into which such holder's aggregate number of shares of Series A Preferred Stock are convertible (pursuant to Section 4 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent.

               (b) SEPARATE VOTE OF SERIES A PREFERRED STOCK. For so long as 200,000 shares of Series A Preferred Stock in the aggregate remain outstanding (subject to adjustment for any stock split or other similar event affecting the Series A Preferred Stock), in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the outstanding Series A Preferred Stock on an as converted basis, shall be necessary for effecting or validating the following actions:


                                       1.
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                    (i)  Any amendment, alteration, repeal or waiver of any
provision of the Certificate of Incorporation or the Bylaws of the Company (including any filing of a certificate of designations) that alters or changes the voting or other powers, preferences or other special rights, privileges or restrictions of the Series A Preferred Stock so as to affect them adversely;

                    (ii) Any amendment, alteration, repeal or waiver of any provision of the Certificate of Designations;

                    (iii) Any increase or decrease in the authorized number of shares of Series A Preferred Stock;

                    (iv) Any authorization or any designation, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Company ranking on a parity with or senior to the Series A Preferred Stock in right of redemption, liquidation preference, voting or dividends or any increase in the authorized or designated number of any such new class or series;

                    (v) Any redemption, repurchase, payment of dividends or other distributions with respect to Junior Stock (except for acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares upon termination of services to the Company or in exercise of the Company's right of first refusal upon a proposed transfer);

                    (vi) Any agreement by the Company or its stockholders regarding an Asset Transfer or Acquisition (each as defined in Section 3(c)); provided however, that the holders of the Series A Preferred will not be entitled to vote separately as a class with respect to any Asset Transfer or Acquisition if, (A) as a result of any such transaction entered into during the first year following the Original Issue Date (as defined in Section 4(e) below), the holders of the Series A Preferred Stock received at least two (2) times the Original Issue Price plus any accrued but unpaid dividends, (B) as a result of any such transaction entered into during the second year following the Original Issue Date, the holders of the Series A Preferred Stock received at least three
(3) times the Original Issue Price plus any accrued but unpaid dividends, or (C) as a result of any such transaction entered after the two year anniversary following the Original Issue Date, the holders of the Series A Preferred Stock receive at least four (4) times the Original Issue Price plus any accrued but unpaid dividends;

                   (vii) Any action that results in the payment or declaration of a dividend on any shares of Common Stock or Preferred Stock;

                  (viii) Any voluntary dissolution or liquidation of the Company;

                    (ix) Any increase or decrease in the authorized number, of members of the Company's Board of Directors from six directors.

               (c) ELECTION OF BOARD OF DIRECTORS. For so long as (i) at least an aggregate of fifty percent (50%) of the number of shares of Series A Preferred Stock issued pursuant to the Series A Convertible Preferred Stock Purchase Agreement dated as of February


                                       2.
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14, 2001 (the "Series A Purchase Agreement") (including shares issued in accordance with Section 2.3 thereof) (as adjusted for any stock split, reverse stock split or similar event affecting the Series A Preferred Stock) remain outstanding, or (ii) Radius Venture Partners I, L.P., together with its affiliates, continues to hold at least fifty percent (50%) of the shares of Series A Preferred Stock issued to Radius Venture Partners I, L.P. and its affiliates pursuant to the Series A Purchase Agreement, then 1) the holders of Series A Preferred Stock on an as converted basis, shall be entitled to elect one member of the Company's Board of Directors at each meeting or pursuant to each consent of the Company's stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director; and 2) the holders of Common Stock shall elect all remaining members of the Board of Directors at each meeting or pursuant to each consent of the Company's stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

          3.   LIQUIDATION RIGHTS.

               (a) Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any Junior Stock, the holders of Series A Preferred Stock shall be entitled to be paid out of the assets of the Company, an amount per share of Series A Preferred Stock equal to the Original Issue Price for the Series A Preferred Stock plus any declared but unpaid dividends on the Series A Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) for each share of Series A Preferred Stock held by them. If, upon any such liquidation, distribution or winding up, the assets of the Company shall be insufficient to make payment in full to all holders of Series A Preferred Stock of the liquidation preference set forth in this Section 3(a), then such assets shall be distributed among the holders of Series A Preferred Stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

               (b) After the payment of the full liquidation preference of the Series A Preferred Stock as set forth in Section 3(a) above, the assets of the Company legally available for distribution, if any, shall be distributed ratably to the holders of the Common Stock.

               (c) The following events shall be considered a liquidation under this Section:

                    (i) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization own less than 50% of the Company's voting power immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions to which the Company is a party in which in excess of 50% of the Company's voting power is transferred, excluding any consolidation or merger effected exclusively to change the domicile of the Company (an "ACQUISITION"); or

                    (ii) a sale, lease or other disposition of all or substantially all of the assets of the Company (an "ASSET TRANSFER").


                                       3.
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                    (iii) In any of such events, if the consideration received by this corporation is other than cash, its value will be deemed its fair market value as determined in good faith by the Board of Directors. Any securities shall be valued as follows:

                          (A)  Securities not subject to investment letter or
other similar restrictions on free marketability covered by (B) below:

                               (1) If traded on a securities exchange or
through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such quotation system over the 30-day period ending three days prior to the closing;

     If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the 30-day period ending three days prior to the closing; and

     If there is no active public market, the value shall be the fair market value thereof, as determined by the Board of Directors (including the consent of all directors designated by the Series A Preferred Stock).

     The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A)
(1), (2) or (3) to reflect the approximate fair market value thereof, as determined by the Board of Directors (including the consent of all directors designated by the Series A Preferred Stock).

     4.   CONVERSION RIGHTS.

     The holders of the Series A Preferred Stock shall have the following rights with respect to the conversion of the Series A Preferred Stock into shares of Common Stock (the "CONVERSION RIGHTS"):

          (a) OPTIONAL CONVERSION. Subject to and in compliance with the provisions of this Section 4, any shares of Series A Preferred Stock may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series A Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the "Series A Preferred Conversion Rate" then in effect (determined as provided in Section 4(b)) by the number of shares of Series A Preferred Stock being converted.

          (b) CONVERSION RATES. The conversion rate in effect at any time for conversion of the Series A Preferred Stock (the "SERIES A PREFERRED CONVERSION RATE") shall be the quotient obtained by dividing the Original Issue Price of the Series A Preferred Stock by the "SERIES A PREFERRED CONVERSION PRICE," as provided in Section 4(c).


                                       4.
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          (c)  CONVERSION PRICES. The conversion price for the Series A
Preferred Stock shall initially be $1.875 per share (the "CONVERSION PRICE"). Such initial Conversion Price shall be adjusted from time to time in accordance with this Section 4. All references to the Conversion Price herein shall mean the Conversion Price as so adjusted.

          (d) MECHANICS OF CONVERSION. Each holder of Series A Preferred Stock who desires to convert the same into shares of Common Stock pursuant to this
Section 4 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series A Preferred Stock and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series A Preferred Stock being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay (e) in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock's fair market value determined by the Board of Directors as of the date of such conversion), any declared and unpaid dividends on the shares of Series A Preferred Stock being converted and (f) in cash (at the Common Stock's fair market value determined by the Board of Directors as of the date of conversion) the value of any fractional share of Common Stock otherwise issuable to any such holder of Series A Preferred Stock. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series A Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

          ADJUSTMENT FOR STOCK SPLITS AND COMBINATIONS. If the Company shall at any time or from time to time after the date that the first share of Series A Preferred Stock is issued (the "ORIGINAL ISSUE DATE") effect a subdivision of the outstanding Common Stock without a corresponding subdivision of the Preferred Stock, the Conversion Prices in effect immediately before that subdivision shall be proportionately decreased. Conversely, if the Company shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Preferred Stock, the Conversion Prices in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 4(g) shall become effective at the close of business on the date the subdivision or combination becomes effective.

          ADJUSTMENT FOR COMMON STOCK DIVIDENDS AND DISTRIBUTIONS. If the Company at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the Conversion Prices that are then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the applicable Conversion Prices then in effect by a fraction (g) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date and (h) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common


                                       5.
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Stock issuable in payment of such dividend or distribution; PROVIDED, HOWEVER, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Prices shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Prices shall be adjusted pursuant to this Section 4(f) to reflect the actual payment of such dividend or distribution.

          ADJUSTMENT FOR RECLASSIFICATION, EXCHANGE AND SUBSTITUTION. If at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Series A Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than an Acquisition or Asset Transfer as defined in Section 3(c) or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 4), in any such event each holder of Series A Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series A Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

          REORGANIZATIONS, MERGERS OR CONSOLIDATIONS. If at any time or from time to time after the Original Issue Date, there is a capital reorganization of the Common Stock or the merger or consolidation of the Company with or into another corporation or another entity or person (other than an Acquisition or Asset Transfer as defined in Section 3(c) or a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 4), as a part of such capital reorganization, provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock the number of shares of stock or other securities or property of the Company to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Series A Preferred Stock after the capital reorganization to the end that the provisions of this Section 4 (including adjustment of the Conversion Prices then in effect and the number of shares issuable upon conversion of the Series A Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

          SALE OF SHARES BELOW CONVERSION PRICES.

          (i) If at any time or from time to time after the Original Issue Date, the Company issues or sells, or is deemed by the express provisions of this subsection (i) to have issued or sold, Additional Shares of Common Stock (as defined in subsection (i)(iv) below), other than as a dividend or other distribution on any class of stock as provided in Section 4(f) above, and other than a subdivision or combination of shares of Common Stock as provided in
Section 4(e) above, for an Effective Price (as defined in subsection (i)(iv) below) less than the then effective Series A Preferred Conversion Price, then the existing Series A Preferred Conversion Price shall be reduced, as of the opening of business on the date of such issue or sale,


                                       6.

to a price determined by multiplying the applicable Conversion Price by a fraction (i) the numerator of which shall be (A) the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale, plus (B) the number of shares of Common Stock which the aggregate consideration received (as defined in subsection (i)(ii)) by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such applicable Conversion Price, and (ii) the denominator of which shall be the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued. For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock actually outstanding, (B) the number of shares of Common Stock into which the then outstanding shares of Series A Preferred Stock could be converted if fully converted on the day immediately preceding the given date and (C) the number of shares of Common Stock which could be obtained through the exercise or conversion of all other rights, options and convertible securities outstanding on the day immediately preceding the given date.

          (ii) For the purpose of making any adjustment required under this
Section 4(i), the consideration received by the Company for any issue or sale of securities shall (A) to the extent it consists of cash, be computed at the net amount of cash received by the Company after deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale but without deduction of any expenses payable by the Company, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board of Directors and (C) if Additional Shares of Common Stock, Convertible Securities (as defined in subsection (i)(iii)) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

          (iii) For the purpose of the adjustment required under this Section 4(i), if the Company issues or sells (i) stock or other securities convertible into Additional Shares of Common Stock (such convertible stock or securities being herein referred to as "CONVERTIBLE SECURITIES") or (ii) rights or options for the purchase of Additional Shares of Common Stock or Convertible Securities and if the Effective Price of such Additional Shares of Common Stock is less than the Series A Preferred Conversion Price, in each case the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities, plus, in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights or options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion thereof; PROVIDED that if in the case of Convertible Securities the minimum amounts of such


                                       7.
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consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses; PROVIDED FURTHER that if the minimum amount of consideration payable to the Company upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; PROVIDED FURTHER that if the minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities. No further adjustment of the Conversion Prices, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Conversion Prices as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Conversion Prices which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, PROVIDED that such readjustment shall not apply to prior conversions of Series A Preferred Stock.

          (iv) "ADDITIONAL SHARES OF COMMON STOCK" shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this
Section 4(i), whether or not subsequently reacquired or retired by the Company, other than (A) shares of Common Stock issued upon conversion of the Series A Preferred Stock; (B) up to 587,499 (or any greater number with the consent of the Board, including the consent of the director designated by holders of the Series A Preferred Stock) shares of Common Stock and/or options or other Common Stock purchase rights, and the Common Stock issued pursuant to such options or other rights (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like) after the Original Issue Date to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board; (C) shares of Common Stock issued pursuant to the exercise of options, warrants or convertible securities outstanding as of the Original Issue Date, (D) shares of Common Stock and/or options, warrants or other Common Stock purchase rights, and the Common Stock issued pursuant to such options, warrants or other rights (i) issued for consideration other than cash pursuant to a merger, consolidation, acquisition or similar business combination approved by the Board and the holders of a majority of the Series A Preferred Stock on an as converted basis; or (ii) issued in connection with a joint


                                       8.

venture, partnership or strategic alliance which has been approved by the Board and the holders of a majority of the Series A Preferred Stock on an as converted basis or (iii) issued to a placement agent or underwriter in connection with an equity or debt financing of the Company which has been approved by the Board and the holders of a majority of the Series A Preferred Stock on an as converted basis and (E) shares of Common Stock issued pursuant to any equipment or inventory leasing arrangement or debt financing from a bank or similar financial or credit institution, or any other transaction, if approved by the Board and the holders of a majority of the Series A Preferred Stock on an as converted basis. References to Common Stock in the subsections of this clause (iv) above shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 4(i). The "EFFECTIVE PRICE" of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Section 4(i), into the aggregate consideration received, or deemed to have been received by the Company for such issue under this Section 4(i), for such Additional Shares of Common Stock.

          CERTIFICATE OF ADJUSTMENT. In each case of an adjustment or readjustment of the Series A Preferred Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Series A Preferred Stock, if the Series A Preferred Stock, as the case may be, is then convertible pursuant to this Section 4, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series A Preferred Stock at the holder's address as shown in the Company's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the Series A Preferred Conversion Price, as the case may be, at the time in effect, (iii) the number of Additional Shares of Common Stock and (iv) the type and amount, if any, of other property which at the time would be received upon conversion of the Series A Preferred Stock.

          NOTICES OF RECORD DATE. Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution or (ii) any Acquisition (as defined in Section 3(c)) or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any Asset Transfer (as defined in Section 3(c)), or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Series A Preferred Stock at least 10 days prior to the record date specified therein (or such shorter period approved by a majority of the outstanding Series A Preferred Stock on an as converted basis) a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their

                                       9.

shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

          AUTOMATIC CONVERSION.

               (v) Each share of Series A Preferred Stock shall automatically be converted into shares of Common Stock, based on the then-effective Conversion Prices (A) at any time upon the affirmative election of the holders of at least a majority of the outstanding shares of the Series A Preferred Stock on an as converted basis or (B) immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company in which the offering price per share of Common Stock is at least $5.625 (as adjusted for any stock dividends, combinations, stock splits, recapitalization and the like) and gross cash proceeds to the Company (before underwriting discounts, commissions and fees) are at least $20 million. Upon such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(d).

               (vi) Upon the occurrence of either of the events specified in
Section 4(l)(i) above, the outstanding shares of Series A Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; PROVIDED, HOWEVER, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series A Preferred Stock are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series A Preferred Stock, the holders of Series A Preferred Stock shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Series A Preferred Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series A Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred, and any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(d).

          FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock's fair market value (as determined by the Board of Directors) on the date of conversion.


                                      10.

          RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

          NOTICES. Any notice required by the provisions of this Section 4 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

          PAYMENT OF TAXES. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series A Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred Stock so converted were registered.

          NO DILUTION OR IMPAIRMENT. Without the consent of the holders of then outstanding Series A Preferred Stock as required under Section 2(b), the Company shall not amend its Restated Certificate of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or take any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Stock against dilution or other impairment.

     5.   REDEMPTION. The Series A Preferred Stock shall not be redeemable.

                                      11.

     IN WITNESS WHEREOF, the undersigned authorized officer has executed this Certificate the 14th day of February 2001.



                                BEI Medical Systems Company, Inc.



                                By: /s/ Richard W. Turner
                                   --------------------------------
                                Name:   Richard W. Turner
                                Title:  Chief Executive Officer and President


                                      12.